Exhibit 99.1

FOR IMMEDIATE RELEASE

Office Properties Income Trust Closes Private Exchange Relating to 2025 Debt Maturities

Newton, MA (December 11, 2024): Office Properties Income Trust (Nasdaq: OPI) (“OPI”) today announced it has consummated the previously announced private exchange of a portion of its 4.50% senior unsecured notes due 2025 (the “2025 Notes”) for: (i) approximately $445 million of new 3.25% senior secured notes due 2027 (the “2027 Notes”), (ii) cash for accrued interest on the exchanged 2025 Notes up to but not including the closing date, (iii) approximately 11.5 million shares of OPI common stock, and (iv) premiums totaling $25.0 million. Following the exchange, which will directly or indirectly account for $340 million of 2025 Notes, OPI intends to repurchase, redeem or repay the remaining $113.1 million of outstanding 2025 Notes prior to the February 1, 2025 maturity date.

The 2027 Notes require quarterly principal amortization of $6.5 million and a mandatory principal repayment of $125 million due by March 1, 2026, unless satisfied sooner with proceeds from certain asset sales. The 2027 Notes are secured by first-priority liens on 35 properties with a Gross Book Value of approximately $1.3 billion and second-priority liens on 19 additional properties that secure OPI’s approximately $610 million of senior secured notes due 2029 on a first-lien basis with a Gross Book Value of approximately $717 million. The 2027 Notes will mature on March 15, 2027.

About Office Properties Income Trust

OPI is a national REIT focused on owning and leasing office properties to high credit quality tenants in markets throughout the United States. As of September 30, 2024, approximately 59% of OPI’s revenues were from investment grade rated tenants. OPI owned 145 properties as of September 30, 2024, with approximately 19.5 million square feet located in 30 states and Washington, D.C. In 2024, OPI was named as an Energy Star® Partner of the Year for the seventh consecutive year. OPI is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with nearly $41 billion in assets under management as of September 30, 2024, and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. OPI is headquartered in Newton, MA. For more information, visit opireit.com.

No Offer or Sale

The offer and sale of the 2027 Notes, related guarantees and common shares of beneficial interest was not registered under the Securities Act of 1933 (the “Act”) and may not be offered or sold in the United States or to U.S. persons (other than distributors) except in accordance with the provisions of Regulation S and as permitted under the Act and applicable state securities laws pursuant to registration or an applicable exemption from any registration requirement (subject to specified registration rights provided pursuant to the Exchange Agreement). Hedging transactions with respect to the Exchange Shares may not be conducted unless in compliance with the Act and Regulation S. This press release is being made for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

Statements in this news release, including statements regarding the Exchange, constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. When used in this release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information.

The forward-looking statements reflect OPI’s intentions, plans, expectations, anticipations, projections, estimations, predictions, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of OPI’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, among others, market conditions and the risks described in OPI’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and risks and uncertainties related to our ability to consummate the repurchase, redemption or repayment of the remaining $113.1 million of outstanding 2025 Notes.

You should not place undue reliance upon forward-looking statements.

Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Contact:

Kevin Barry

Senior Director, Investor Relations

(617) 219-1410

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